Exhibit 11.1

THE GREAT RESTAURANT DEVELOPMENT HOLDINGS LIMITED

Insider Trading Policy

1.	Purpose

The purpose of this Insider Trading Policy (“Policy”) is to prevent insider trading and to ensure compliance with U.S. Securities and Exchange Commission (SEC) regulations. This Policy applies to all employees, officers, and directors of The Great Restaurant Development Holdings Limited (the “Company”).

2.	Definition of Insider Trading

Insider Trading refers to the buying or selling of a publicly-traded company’s stock based on material, nonpublic information. This includes both legal and illegal trading practices.

a.	Legal Insider Trading

Legal insider trading occurs when insiders report their trades to the SEC in accordance with applicable laws.

b.	Illegal Insider Trading

Illegal insider trading involves trading based on material information that has not been disclosed to the public.

3.	Material Information

Material Information is any information that could influence an investor’s decision to buy or sell stock. Examples include:

●	Earnings results

●	Mergers and acquisitions

●	Significant changes in business operations

●	Regulatory approvals or actions

4.	Nonpublic Information

Nonpublic Information is information that has not been released to the general public. Once this information is made public, it can be traded upon legally.

5.	Responsibilities

a.	Duty to Disclose or Abstain

Employees must not trade in the Company’s securities while in possession of material nonpublic information. Employees must also refrain from disclosing such information to others.

b.	Reporting Requirements

All insiders must report their trades to the SEC using Form 4 within two business days of the transaction.

6.	Trading Windows and Blackout Periods

a.	Trading Windows

The Company will establish specific trading windows during which employees may buy or sell Company securities.

b.	Blackout Periods

Blackout periods will be established around the release of earnings or other significant announcements. During these periods, trading in Company securities is prohibited.

7.	Penalties

Violations of this Policy may result in disciplinary action, including termination of employment, as well as civil and criminal penalties under SEC regulations.

8.	Education and Training

The Company will provide regular training sessions to ensure that all employees understand their responsibilities under this Policy and SEC regulations.

9.	Policy Review

This Policy will be reviewed annually and updated as necessary to ensure compliance with applicable laws and regulations.